UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Advanced BioEnergy, LLC

(Name of Registrant as Specified In Its Charter)

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10201 Wayzata Boulevard, Suite 250
Minneapolis, Minnesota 55305

Notice of Regular Meeting of Members
to be held on August 11, 2008

To our members:

The regular meeting of members of Advanced BioEnergy, LLC will be held at the Fillmore County Fairgrounds Agriculture Building, located at North 5th Street and K Street, Geneva, Nebraska, 68361, on Monday, August 11, 2008, commencing at 10:00 a.m., central time, for the following purposes:

1. to elect nine directors to serve one to three-year terms; and

2.	to ratify the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2008;

to transact other business that may properly be brought before the meeting. July 1, 2008 is the record date for the meeting and only members of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few membership units, and whether or not you expect to be present, you are requested to date, sign and mail the enclosed proxy in the postage-paid envelope that is provided. Voting by proxy will not affect your right to subsequently change your vote or to attend the regular meeting.

By Order of the Board of Directors,

/s/ Perry C. Johnston
Perry C. Johnston
Vice President, General Counsel and Company
Secretary

Minneapolis, Minnesota
July 1, 2008

VOTING INSTRUCTIONS

The enclosed proxy is solicited by us for use at the 2008 regular meeting of members to be held on August 11, 2008 and at any adjournment thereof. The regular meeting will be held at the Fillmore County Fairgrounds Agriculture Building, located at North 5th Street and K Street, Geneva, Nebraska, 68361. Registration for the meeting will begin at 8:00 a.m. The meeting will commence at 10:00 a.m. This solicitation is being made by mail, however, we may also use our officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. Distribution of this proxy statement and a proxy card is scheduled to begin on or about July 1, 2008. To vote:

BY MAIL

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY STATEMENT

ADVANCED BIOENERGY, LLC
10201 Wayzata Boulevard, Suite 250
Minneapolis, Minnesota 55305

PROXY STATEMENT FOR
2008 REGULAR MEETING OF MEMBERS

ABOUT THE REGULAR MEETING

The enclosed proxy is being solicited by our board of directors for use in connection with our regular meeting of members to be held on August 11, 2008 at 10:00 a.m., central time, at the Fillmore County Fairgrounds Agriculture Building, located at North 5th Street and K Street, Geneva, Nebraska, 68361, and at any adjournments thereof. The mailing of this proxy statement and our board of directors’ form of proxy to members will commence on or about July 1, 2008.

The board of directors requests that you vote on the proposals described in this proxy statement. You are invited to attend the meeting, but you do not need to attend the meeting in order to vote your membership units. Instead, you may follow the instructions below to vote your membership units through the enclosed proxy card. Your proxy is important to ensure a quorum at the meeting.

What is the purpose of the regular meeting?

At the regular meeting, we will ask our members to vote on two matters:

•	to elect nine directors to serve one to three-year terms; and

•	to ratify the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2008;

as well as to transact other business that may properly be brought before the meeting. Following the formal portion of the meeting, our management will report on our performance and answer questions from our members.

Who is entitled to attend the meeting?

All members as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. If you plan to attend the meeting, please note that you will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your membership units in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your ownership as of the record date.

Who is entitled to vote at the meeting?

Only members of record at the close of business on the record date for the meeting (July 1, 2008) will be entitled to vote at the meeting or adjournments thereof.

How many votes do I have?

On any matter which may properly come before the meeting, each member entitled to vote will have one vote for each membership unit owned, according to our membership records, by the member as of the close of business on the record date. Pursuant to section 6.15 of our operating agreement, members do not have any dissenters’ rights on any matters submitted to a vote at the meeting. Dissenters’ rights are generally the right of a security holder to dissent from and obtain the fair value of their securities in certain events, such as mergers, equity exchanges and certain amendments to the organizational documents of a company.

How many membership units are outstanding?

At the close of business on the record date, there were 9,909,162 outstanding membership units. Therefore, there are a total of 9,909,162 possible votes that may be submitted on any matter.

What constitutes a quorum?

Pursuant to Section 6.9 of our operating agreement, the presence in person or by proxy of persons holding 25% of the issued and outstanding membership units is required to constitute a quorum. On the record date we had 9,909,162 issued and outstanding membership units, each of which is entitled to vote at the meeting. The presence of 2,477,291 membership units will constitute a quorum. If you submit a proxy or appear at the meeting, then your membership units will be considered part of the quorum.

If a quorum is present, the meeting can proceed. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of membership units considered to be present at the meeting for purposes of determining whether there is a quorum.

How do I vote?

Membership units can be voted only if the holder of record is present at the meeting either in person or by proxy. You may vote using any of the following methods:

Proxy card.  The enclosed proxy card is a means by which a member may authorize the voting of his, her, or its membership units at the meeting. The membership units represented by each properly executed proxy card will be voted at the meeting in accordance with the member’s directions. We urge you to specify your choices by marking the appropriate boxes on your enclosed proxy card. After you have marked your choices, please sign and date the enclosed proxy card and return it in the enclosed envelope or by fax to us at (763) 226-2725. In order for your vote to count, we must receive it by 3:00 p.m., central time, on Friday, August 8, 2008. If membership units are owned jointly by more than one person, both persons must sign the proxy card in order for the units to be voted.

In person  You may vote in person at the meeting by attending the meeting and voting by ballot. Even if you plan to attend the meeting in person, we encourage you to vote by returning the enclosed proxy card so we can ensure your vote is counted in the event you are not able to attend the meeting due to unforeseen circumstances.

If you hold your membership units in “street name,” you need to obtain a proxy form from the institution that holds your membership units. Members who hold membership units through a broker or agent should follow the voting instructions received from that broker or agent.

What can I do if I change my mind after I vote my units?

You may revoke your proxy by:

•	voting in person at the meeting; or

•	giving personal or written notice of the revocation, which is received by Revis L. Stephenson III, the chairman of our board of directors, or Perry C. Johnston, our company secretary, at our offices at 10201 Wayzata Boulevard, Suite 250, Minneapolis MN 55305 on or before 3:00 p.m., central time, on August 8, 2008.

What is the effect of an “abstention” or “withhold” vote on the proposals to be voted on at the meeting?

A membership unit voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Because the proposals require the affirmative vote of the holders of a majority of the membership interests present and entitled to vote on each proposal in order to pass, an abstention will have the effect of a vote against each of the director nominees and the other proposal. A “withhold” vote with respect to any director nominee will be counted for purposes of determining whether there is a quorum and will have the effect of a vote against the nominee.

What is the effect of a “broker non-vote” on the proposals to be voted on at the meeting?

A “broker non-vote” occurs if your membership units are not registered in your name and you do not provide the record holder of your membership units (usually a bank, broker, or other nominee) with voting instructions on a matter and the record holder is not permitted to vote on the matter without instructions from you under applicable New York Stock Exchange rules. These rules apply to us notwithstanding the fact that our membership units are not listed on any securities exchanges. A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” or “entitled to vote” with respect to the matter. Therefore, broker non-votes will not have any effect on any of the matters to be voted on at the meeting.

Under New York Stock Exchange rules, the ratification or appointment of independent accountants is a routine item. As a result, brokers who do not receive instructions as to how to vote on this matter generally may vote on this matter in their discretion.

What is the recommendation of the board of directors on my voting my membership units?

Our board of directors recommends a vote for the election of each of the nominees to the board of directors set forth in proposal 1 and for the ratification of McGladrey & Pullen LLP as our independent registered public accounting firm.

What if I do not specify a choice for a matter when returning a proxy

Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your membership units for the election of each of the nominees to the board of directors set forth in proposal 1 and for the ratification of McGladrey & Pullen LLP as our independent registered public accounting firm. If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

What vote is required to approve each item?

Election of Directors.  The nine director nominees who receive the greatest number of votes will be elected directors; provided, that each receives an affirmative vote of a majority of the membership voting interests represented at the members’ meeting.

Other Items.  If a quorum is present, an affirmative vote of a majority of the membership voting interests represented at the members’ meeting will result in the matter being approved. Since all items other than the election of directors require the affirmative vote of our members, abstentions will be counted as a vote against approving other items.

May the meeting be adjourned?

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting. Any adjournment would require the affirmative vote of a majority of the membership units present in person or represented by proxy at the meeting.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mail, certain directors, officers and regular employees may solicit proxies by telephone, the internet, email or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our membership units. We will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

What is a member proposal?

A member proposal is your recommendation or requirement that we or our board of directors take action, which you intend to present at a meeting of our members. Your proposal should state as clearly as possible the course of action that you believe we should follow. If your proposal is placed in our proxy statement, then we must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained below. We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements

What is the deadline for submitting a member proposal for the 2009 regular meeting of members?

We intend to hold our 2009 regular meeting of members on or about March 16, 2009. In order to be considered for inclusion in next year’s proxy statement, member proposals must be submitted in writing to us by October 16, 2008. We suggest that proposals for the 2009 regular meeting of members be submitted by certified mail, return receipt requested. The proposal must be in accordance with the provision of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Exchange Act of 1934. We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

How do I nominate a candidate for election as a director at next year’s regular meeting?

Three directors will stand for election at the 2009 regular meeting of members. Nominations for director seats are made by the board of directors. In addition, a member may nominate a candidate for director by following the procedures set forth in Section 5.3 of our operating agreement. Under our operating agreement, any member that intends to nominate one or more persons for election as directors at a meeting may do so only if written notice of the member’s intent to make the nomination has been given, either by personal delivery or by United States mail, postage prepaid, to our company secretary at Advanced BioEnergy, LLC, Attention: Company Secretary, 10201 Wayzata Boulevard, Suite 250, Minneapolis MN 55305, not less than 60 days nor more than 90 days prior to the first day of the month corresponding to the previous year’s regular meeting. However, since we plan to hold our 2009 regular meeting of members on or about March 16, 2009, your nomination must be received by January 1, 2009 for our 2009 regular meeting of members. Each notice to the company secretary must set forth:

•	the name and address of record of the member who intends to make the nomination;

•	a representation that the member is a holder of record of our membership units entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name, age, business and residence addresses, and principal occupation or employment of each nominee;

•	a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming the person or persons) pursuant to which the nomination or nominations are to be made by the members;

•	such other information regarding each nominee proposed by the member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

•	the consent of each nominee to serve as a director if so elected; and

•	a nominating petition signed an dated by the holders of at least 5% of the then outstanding membership units and clearly setting forth the proposed nominee as a candidate of the director’s seat to be filled at the next election of directors.

We may require any proposed nominee to furnish other information as may reasonably be required to determine the eligibility of the proposed nominee to serve as a director.

How may I obtain additional copies of the annual report?

Our annual report for our fiscal year ended September 30, 2007, including audited financial statements, is included with this proxy statement. Our annual report is also available online at www.advancedbioenergy.com. For additional printed copies, which are available without charge, please contact our company secretary by mail at Advanced BioEnergy, LLC, Attention: Company Secretary, 10201 Wayzata Boulevard, Suite 250, Minneapolis MN 55305.

Why did my household receive only one proxy statement when multiple members share this address?

In order to reduce expenses, we delivered only one proxy statement and annual report to multiple members that share an address unless we received contrary instructions from one or more of the security holders. Upon written or oral request to our company secretary at 10201 Wayzata Boulevard, Suite 250, Minneapolis MN 55305 or (763) 226-2701, we will promptly provide a separate copy of the proxy statement and annual report to a security holder with a shared address to which a single copy of the documents were delivered. If you wish to receive a separate copy of our proxy statements or annual reports in the future, or if you are receiving multiple copies of our proxy statements or annual reports and wish to receive a single copy in the future, please contact our company secretary as provided above.

Where is the company’s principal executive office?

Our principal executive office is located at 10201 Wayzata Boulevard, Suite 250, Minneapolis, Minnesota 55305.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Director Nominees

Our operating agreement provides that the board of directors shall be fixed at nine directors. The board has been divided into three groups by lottery pursuant to our operating agreement. The initial terms of our entire board will expire at the conclusion of the meeting. The nominating committee of our board of directors has nominated the following three directors, Scott Brittenham, Larry L. Cerny and Dale Locken, for election as Group I directors to serve a term to expire at the conclusion of the first succeeding regular meeting of members after their election, with each to hold office until his successor is duly elected and qualified. The nominating committee of our board of directors has nominated the following three directors, Robert W. Holmes, Troy Otte and Keith E. Spohn, for election as Group II directors to serve a term to expire at the conclusion of the second succeeding regular meeting of members after their election, with each to hold office until his successor is duly elected and qualified. The nominating committee of our board of directors has nominated the following three directors, John E. Lovegrove, Thomas A. Ravencroft and Revis L. Stephenson III, for election as Group III directors to serve a term to expire at the conclusion of the third succeeding regular meeting of members after their election, with each to hold office until his successor is duly elected and qualified.

It is intended that the proxies solicited on behalf of the board (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the meeting for the election of the nominees identified in the preceding paragraph. If any nominee is unable to serve, the membership units represented by all of these proxies will be voted for the election of a substitute as the board may recommend. At this time, the board knows of no reason why any of the nominees, if elected, might be unable to serve. Except as described in this proxy statement, there are no arrangements or understandings between any director or nominee and any other person pursuant to which the director or nominee was selected.

The following table sets forth certain information regarding each director or director nominee:

			Director
Name	Age	Position	Since

Group I — term expiring in 2009:
Scott Brittenham	50	Director nominee	—
Larry L. Cerny	66	Director	2005
Dale Locken	54	Director	2006
Group II — term expiring in 2010:
Robert W. Holmes	61	Director	2005
Troy Otte	40	Director	2005
Keith E. Spohn	59	Director	2005
Group III — term expiring in 2011:
Revis L. Stephenson III	42	Chairman, Chief Executive Officer and Director	2005
Thomas A. Ravencroft	71	Director nominee	—
John E. Lovegrove	52	Director	2005
Directors not standing for election:
Robert E. Bettger	60	Director	2005
Richard W. Hughes	55	Director	2005

The following is a brief description of the business experience and background of our directors and director nominees.

Robert E. Bettger has owned and operated a farm near Fairmont, Nebraska for over 30 years that consists of 5,000 acres in irrigated corn and soybeans. Past appointments in which Mr. Bettger has served include the Nebraska Water Board, Department of Energy — Renewable Resources Biomass Advisory Group and National Corn Growers.

Scott Brittenham co-founded and has served as president and chief executive officer of Ethanol Capital Management, LLC, largest fund manager for ethanol investments in the United States, since 2003. From 1999 through 2003, Mr. Brittenham served as the president of Fidelity Mortgage Inc. and from 1995 through 1999, Mr. Brittenham served as the president and a director of Brittenham Investment Management. On April 20, 2007, we entered into a note purchase agreement with Ethanol Investment Partners, LLC, an affiliate of Tennessee Ethanol Partners, L.P., pursuant to which we issued to Ethanol Investment Partners $25.9 million of 15% subordinated convertible promissory notes. In the note purchase agreement, we agreed that, provided that a note is outstanding or has been converted into membership units, our board of directors will at our next annual meeting and thereafter for so long as Ethanol Investment Partners owns a note or the units issued upon conversion, require each of our directors and executive officers to (a) recommend to our members at any meeting of the members at which directors are elected, the election of one nominee of Ethanol Capital Management, LLC (an affiliate of Ethanol Investment Partners) to the board, (b) vote the membership units they own or control at any time to elect the Ethanol Capital Management nominated person to the board, and (c) not take any action to remove the Ethanol Capital Management nominee from the board. Within ten business days of the execution of the note purchase agreement, we agreed to cause each of our directors and executive officers to execute and deliver to Ethanol Investment Partners a voting agreement evidencing these board rights. Pursuant to those agreements, Mr. Brittenham was nominated for election by our board of directors.

Larry L. Cerny owned and operated a supermarket in Geneva, Nebraska for 35 years. He was part-owner of supermarkets in Minden, Waverly, Falls City, Hickman and Neligh, Nebraska, and Sabetha, Kansas. In 1972, he co-founded Geotechnical Services Inc., a geotech and environmental engineering firm, with offices in Omaha, Lincoln and Grand Island, Nebraska, Wichita, Kansas, and Des Moines, Iowa where Mr. Cerny has served as chairman of the board for the past 20 years. Mr. Cerny serves on the Fillmore County Board of Supervisors, the York State Bank Board, and the Nebraska Intergovernmental Risk Management Association Board of Directors. Prior to September 2007, he served as our company secretary.

Robert W. Holmes founded Timberwood Bank in 2003, where he is currently chairman of the board, president and a principal shareholder. For five years prior, he managed an insurance agency which he also founded.

Richard W. Hughes has owned and operated a family farm for over 30 years in the Geneva, Nebraska area consisting of 1,500 acres of corn and soybeans.

Dale Locken has been the chief executive officer of South Dakota Wheat Growers since December 2002. Prior to joining South Dakota Wheat Growers, he was the director of U.S. sales and strategic accounts for BASF Corporation, the world’s leading chemical company, from July 2001 to November 2002. Mr. Locken serves on the board of directors of the South Dakota Association of Cooperatives.

John E. Lovegrove has been a life-long farmer in Fillmore County, Nebraska. He operates a family farm along with two brothers consisting of 8,000 acres of irrigated corn, soybeans and Pioneer Hy-Brid International seed corn.

Troy Otte has been involved in a family-owned farm in the Fillmore County, Nebraska area since 1990. The current operation consists of 5,000 acres of corn, soybeans and wheat, with both irrigated and dry land acres.

Thomas A. Ravencroft spent 46 years with Dean Foods Co., Inc. from 1954 until his retirement in August 2000. He became an officer of the company in 1970 and served as vice president, corporate planning until 1990. From 1990 until 1995, he served as a senior vice president. From 1995 until his retirement, he served as president of Dean Foods’ dairy division. He served on the Dean Foods board of directors from 1979 until August 2000. Since his retirement, he has served as an independent business consultant.

Keith E. Spohn has been an active farmer for the past 37 years. His farming operations have included 4,000 acres of corn, soybeans and seed corn.

Revis L. Stephenson III co-founded the Company in late 2004 and has been its principal executive since inception. He was elected chairman in January 2005 and named as chief executive officer in September 2005. His prior experience includes over 17 years in the investment industry. During his career he has gained experience in the public and private markets where his responsibilities included placement of equity and debt, assisting with structuring, and pricing. Mr. Stephenson had been Vice President Institutional Sales for the fixed income originations group of Oppenheimer & Co., a New York based financial services firm, from June 2002 until he left to form the Company. Prior to that, he was vice president investments for MJSK Securities for five years. He was also with Piper Jaffray Inc. where he was Managing Director, Investments, for seven years, before leaving to join MJSK Securities. Mr. Stephenson received a Bachelor of Science degree in economics from the University of Minnesota. He is currently serving on the board of directors of the Ethanol Promotion and Information Council.

Family Relationships

Mr. Bettger and Mr. Lovegrove are first cousins.

Our board of directors recommends that you vote for the election of each of the nine nominees listed above to constitute our board of directors.

PROPOSAL 2

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

McGladrey & Pullen LLP have been our independent registered public accounting firm since fiscal 2005. Upon recommendation from our audit committee, our board of directors selected McGladrey & Pullen LLP to serve as our independent registered public accounting firm for our fiscal year ending September 30, 2008, subject to ratification by our members. While it is not required to do so, our board of directors is submitting the selection of this firm for ratification in order to ascertain the view of our members. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2008.

McGladrey & Pullen LLP Attendance at Meeting

A representative of McGladrey & Pullen LLP will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Billed by McGladrey & Pullen LLP

In addition to reimbursement for certain out-of-pocket expenses, the following table presents the aggregate fees billed for professional services by McGladrey & Pullen LLP in our fiscal year ended September 30, 2007, known as fiscal 2007, and our fiscal year ended September 30, 2006, known as fiscal 2006, for these various services:

	Fiscal 2007	Fiscal 2006
Description of Fees	Amount	Amount

Audit fees	$294,400	$121,900
Audit-related fees	—	—

Total audit and audit-related fees	294,400	121,900
Tax fees:
Tax compliance fees	—	—
Tax consultation and advice fees	19,293	—

Total tax fees	19,293	—
All other fees	—	—

Total	$313,693	$121,900

Audit Fees.  The audit fees set forth above for fiscal 2007 and fiscal 2006 consist of fees billed by McGladrey & Pullen LLP for audit services in connection with their review of our interim financial statements, 2007 audit work on the Heartland Grain Fuels, L.P. acquisition, a contemplated audit report for the period ended June 30, 2007, and for the audit of our fiscal year-end financial statements, in addition to fees for audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements, such as comfort letters, consents related to Securities and Exchange Commission registration statements (including our registration statements on Form SB-2), and other services related to Securities and Exchange Commission matters for the fiscal year.

Audit-Related Fees.  We were not billed any amounts by McGladrey & Pullen LLP for audit-related services during fiscal 2007 or fiscal 2006.

Tax Fees.  We were billed $19,293 by RSM McGladrey, Inc. and entities associated with McGladrey & Pullen LLP for tax consulting services during fiscal 2007. No tax related services were billed in fiscal 2006.

All Other Fees.  We were not billed any amounts by McGladrey & Pullen LLP for other products and services during fiscal 2007 or fiscal 2006.

Approval of Independent Registered Public Accounting Firm Services and Fees

The audit committee charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent auditor’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided.

Our board of directors unanimously recommends that you vote for proposal 2 to ratify the appointment of McGladrey & Pullen LLP.

COMPANY GOVERNANCE

Executive Officers

The following table shows our executive officers as of June 30, 2008:

Name	Age	Position

Revis L. Stephenson III	42	Chairman and Chief Executive Officer
Richard R. Peterson	42	Vice President of Accounting and Finance and Chief Financial Officer
Perry C. Johnston	45	Vice President, General Counsel and Secretary

The following is a brief description of the business experience and background of our executive officers other than Mr. Stephenson, whose background is provided above under proposal 1:

Richard R. Peterson joined our company as vice president of accounting and finance and chief financial officer in November 2006. From July 2001 until November 2006, Mr. Peterson served as the director of finance, North American Operations for Nilfisk Advance, Inc., a manufacturer of commercial and industrial cleaning equipment. Prior to joining Nilfisk Advance; Mr. Peterson served as the chief financial officer for PPT Vision, Inc., a manufacturer of 2D and 3D vision inspection equipment from April 1999 to July 2001 and the chief financial officer of Premis Corporation, a point-of-sale software development company from December 1996 to April 1999.

Perry C. Johnston joined our company as vice president and general counsel in August 2007. Mr. Johnston also serves as our company secretary. Prior to joining us, Mr. Johnston was vice president, legal regulatory & compliance of Aperio Technologies, Inc., a life sciences technology company focused on pathology applications, from January 2006 to July 2007. Mr. Johnston served as vice president & general counsel of the Nevada Cancer Institute from July 2005 to January 2006, as vice president, legal & compliance of CardioNet, Inc., a Medicare Part B service provider, from December 2003 to May 2005, as senior legal counsel of Medtronic, Inc., a medical device manufacturer, from January 1999 to November 2003 and in various legal roles, including managing attorney at Jostens, Inc., a provider of commemorative products and services, from September 1992 to December 1998. Mr. Johnston’s earlier experiences include several years in private legal and tax practice and in agriculture-related businesses.

Committees of Our Board of Directors

Our board of directors has five standing committees: the audit committee, compensation committee, nominating committee, executive committee and risk management committee.

Audit Committee.  The audit committee consists of Messrs. Bettger, Cerny and Otte. The audit committee’s function is one of oversight and, in that regard, the audit committee meets with our management and independent registered accounting firm to review and discuss our financial reporting and our controls respecting accounting. When our current board of directors was appointed, we were not a reporting company and had limited resources and very simple financial statements. Therefore, our members selected directors with attributes other than the director’s satisfaction of the definition of an audit committee financial expert. While our financial reporting has become more complicated, our board of directors believes that our current audit committee members possess sufficient knowledge and experience regarding financial reporting that we do not need an audit committee financial expert at this time. Although none of the audit committee members is an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-B, we believe that the members of our audit committee are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our audit committee charter is available on our website at www.AdvancedBioEnergy.com.

Compensation Committee.  The compensation committee consists of Messrs. Cerny, Holmes and Otte. The compensation committee is responsible for discharging the board’s responsibilities relating to compensation of our company’s executive officers. Our compensation committee charter is available on our website at www.AdvancedBioEnergy.com.

Nominating Committee.  The nominating committee consists of Messrs. Locken, Lovegrove and Otte. The nominating committee is responsible for identifying individuals qualified to become board members and recommending to the board of directors the director nominees to be considered for election by members and for election by the board of directors to fill any vacancy or newly created directorship. Our nominating committee charter is available on our website at www.AdvancedBioEnergy.com.

Executive Committee.  The executive committee consists of Messrs. Bettger, Holmes, Lovegrove and Otte. The executive committee’s function is to facilitate communication between management and the board of directors.

Risk Management Committee.  The risk management committee consists of Messrs. Lovegrove, Otte and Spohn from the board of directors and Revis L. Stephenson III, our chief executive officer. The risk management committee’s function is to assist the board of directors in assessing and managing the risks associated with managing our processing margin and the purchase and sale of commodities required in connection with or produced as a result of our production of ethanol.

Board of Directors Meetings and Attendance

Our board of directors held 12 meetings during fiscal 2007 and acted by written consent in lieu of a meeting on seven occasions. During fiscal 2007, the audit committee held four meetings, the compensation committee held ten meetings and the nominating committee held no meetings. During fiscal 2007, each director attended at least 75% of the aggregate of all meetings of our board of directors and of the board committees on which the director serves.

Code of Ethics

We have adopted a code of ethics for the guidance of our principal executive, financial and accounting officers and our controller. Our code of ethics is posted on our website at www.AdvancedBioEnergy.com. We intend to post on our website any amendments to, or waivers from, our code of ethics within five business days of the amendment or waiver.

Director Independence

Our securities are not listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. We have determined that three of our directors, Larry L. Cerny, Richard W. Hughes and Keith E. Spohn, are independent within the definition of independence provided by Rules 4200 and 4350 of the Nasdaq Stock Market. Under Nasdaq Stock Market independence standards applicable to committees of the board of directors, Robert E. Bettger, Robert W. Holmes, Dale Locken, John E. Lovegrove and Troy Otte, members of the audit, compensation and nominating committees, would not be considered independent members of those committees. Our board of directors has determined that Thomas A. Ravencroft, one of our director nominees, is independent within the definition of independence provided by Rules 4200 and 4350 of the Nasdaq Stock Market.

Director Nominee Selection Policy

Our nominating committee does not have a formal policy with regard to the consideration of any candidates nominated by members; however, our operating agreement provides for members to nominate directors for election and our nominating committee will consider any and all candidates submitted for consideration by any member. Any member that wishes to submit a potential candidate for consideration may do so by providing a written request for consideration, either by personal delivery or by United States mail, postage prepaid, to our company secretary at Advanced BioEnergy, LLC, Attention: Company Secretary, 10201 Wayzata Boulevard, Suite 250, Minneapolis MN 55305. Generally, this should be done not less than 60 days nor more than 90 days prior to the first day of the month corresponding to the previous year’s regular meeting. However, since we plan to hold our 2009 regular meeting of members on or about March 16, 2009, your request for consideration must be received by January 1, 2009 for our 2009 regular meeting of members. Each notice to the company secretary must set forth:

•	the name and address of record of the member who is making the recommendation;

•	a representation that the member is a holder of record of our membership units entitled to vote at the meeting;

•	the name, age, business and residence addresses, and principal occupation or employment of each nominee;

•	a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming the person or persons) pursuant to which the recommendation is made;

•	such other information regarding each nominee proposed by the member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•	the consent of each nominee to serve as a director if so elected.

We may require any proposed nominee to furnish other information as may reasonably be required to determine the eligibility and desirability of the proposed nominee to serve as a director.

Attendance at Member Meetings

The directors are encouraged, but not required, to attend all meetings of our members. We did not hold a member meeting in fiscal 2007.

Procedures for Contacting the Board of Directors

Persons interested in communicating with the board of directors are encouraged to contact the chairman of the board, all outside directors as a group or an individual director by submitting a letter or letters to the desired recipients in sealed envelopes labeled with “chairman of the board” or the names of specified directors. This letter should be placed in a larger envelope and mailed to Advanced BioEnergy, LLC, Attention: Company Secretary, 10201 Wayzata Boulevard, Suite 250, Minneapolis MN 55305. The secretary will forward the sealed envelopes to the designated recipients.

Report of the Audit Committee

The role of our committee is one of oversight of our company’s management and independent registered public accounting firm with regard to our company’s financial reporting and controls regarding accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

Our committee has (i) reviewed and discussed our audited financial statements for fiscal 2007 with our company’s management; (ii) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); (iii) received the written disclosures and the letter from our company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with our company’s independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the review and discussions with management and the independent registered public accounting firm referred to above, our committee recommended to the board of directors that the audited financial statements be included in our company’s annual report on Form 10-KSB for fiscal 2007 and filed with the Securities and Exchange Commission.

The Audit Committee

Robert E. Bettger
Larry L. Cerny
Troy Otte

SECURITY OWNERSHIP OF PRINCIPAL MEMBERS AND MANAGEMENT

The following table sets forth, as of June 30, 2008, the ownership of units by each member whom we know to own beneficially more than 5% of the outstanding units, each director, each executive officer and all executive officers and directors as a group. At the close of business on June 30, 2008, there were 9,909,162 units issued and outstanding, each of which is entitled to one vote.

Unless otherwise indicated, the listed beneficial owner has sole voting power and investment power with respect to such units, no director or executive officer has pledged as security any units shown as beneficially owned, and the mailing address for each person listed in the table is 10201 Wayzata Blvd., Suite 250, Minneapolis, MN 55305.

			Percentage of
	Amount and Nature of		Outstanding
Name of Beneficial Owner or Identity of Group	Beneficial Ownership		Membership Units

Non-Employee Directors:
Robert Bettger	38,000	(1)	*
Larry L. Cerny	30,000	(2)	*
Robert W. Holmes	138,152	(3)	1.4%
Richard Hughes	31,000	(4)	*
Dale Locken	1,271,452	(5)	12.8%
John E. Lovegrove	43,000	(6)	*
Troy Otte	34,500	(7)	*
Keith Spohn	20,000	(8)	*
Director Nominees:
Scott Brittenham	2,394,903	(9)	20.3%
Thomas A. Ravencroft	18,500		*
Named Executive Officers:
Revis L. Stephenson III	294,845	(10)	3.0%
Donald E. Gales	22,687		*
Richard Peterson	15,000	(11)	*
Executive officers and directors as a group (13 persons)	1,952,636	(12)	19.7%
Other beneficial owners:
South Dakota Wheat Growers Association 110 6th Avenue SE Aberdeen, SD 57402	1,271,452		12.8%
Tennessee Ethanol Partners, L.P. Rockefeller Center, 7th Floor 1230 Avenue of the Americas New York, NY 10020	2,394,903	(13)	20.3%

*	Less than 1%.

(1)	9,000 of these membership units are pledged as security.

(2)	Units are owned by the Larry L. Cerny Trust, and Larry L. Cerny, our director, is the creator of the trust. 15,000 of these units are pledged as security.

(3)	Includes 108,152 membership units held in the name of the Holmes Residuary Trust, and Robert Holmes, our director, is the creator of the trust. Also includes 5,000 membership units held in the name of Mr. Holmes’ spouse as custodian for his minor child, and 5,000 membership units held by a child of Mr. Holmes.

(4)	Units are owned jointly with Mr. Hughes’ spouse. 1,100 of these units are pledged as collateral to secure a loan, the proceeds of which were used to finance the purchase of the units. Also includes 2,000 membership units held in the name of Mr. Hughes’ son, 3,000 membership units held by R.K. Farms, Inc., an affiliate of Mr. Hughes.

(5)	Includes 1,271,452 membership units held by South Dakota Wheat Growers. Mr. Locken serves on the board of directors of South Dakota Wheat Growers. Mr. Locken disclaims beneficial ownership of these securities.

(6)	Includes 12,500 membership units owned jointly with Mr. Lovegrove’s spouse. 25,000 of these membership units are pledged as collateral to secure a loan, the proceeds of which were used to finance the purchase of the units.

(7)	Includes 20,000 membership units pledged as collateral to secure a loan, the proceeds of which were used to finance the purchase of the units.

(8)	Includes 2,500 membership units owned jointly with Mr. Spohn’s spouse.

(9)	Based in part on the information contained in a Schedule 13G/A, amendment no. 2, filed with the Securities and Exchange Commission on April 21, 2008 reflecting the beneficial ownership of Tennessee Ethanol Partners, L.P. as of April 21, 2008, which consists of 500,000 membership units held by Tennessee Ethanol Partners , L.P. and the right to receive 1,894,903 membership units upon delivery to us of Ethanol Investment Partners’ signature page to our operating agreement. Mr. Brittenham is the president and chief executive officer of Ethanol Capital Management, LLC, an affiliate of Tennessee Ethanol Partners. Ethanol Investment Partners is also obligated to surrender or cause to be surrendered the notes, duly endorsed. Ethanol Capital Management has shared voting and investment power over the units.

(10)	Includes 79,000 membership units issued under a restricted unit agreement to an affiliate of Mr. Stephenson, of which 49,750 membership units remain restricted and subject to possible forfeiture. Of the units that remain restricted, 9,750 membership units will vest on November 8, 2008 and 40,000 membership units will begin to vest upon the certification by our board that additional production capacity is operational as a result of the Aberdeen plant expansion. The table does not include up to 221,000 restricted units that may be issued to an affiliate of Mr. Stephenson pursuant to a restricted unit agreement. Of the membership units reported as beneficially owned, 120,000 membership units are pledged.

(11)	Includes 15,000 restricted units issued to an affiliate of Mr. Peterson. Of these units, 3,000 membership units vested on October 1, 2007 and the remainder will vest over a five year period ending on October 1, 2011.

(12)	Includes the membership units held by the directors and named executive officers, as well as 15,000 restricted membership units held by Perry C. Johnston, our vice president, general counsel and secretary. The membership units issued to Mr. Johnston vest over a five-year period ending October 1, 2012.

(13)	Based in part on the information contained in a Schedule 13G/A, amendment no. 2, filed with the Securities and Exchange Commission on April 21, 2008 reflecting the beneficial ownership of Tennessee Ethanol Partners, L.P. as of April 21, 2008, which consists of 500,000 membership units held by Tennessee Ethanol Partners, L.P. and the right to receive 1,894,903 membership units upon delivery to us of Ethanol Investment Partners’ signature page to our operating agreement. Ethanol Investment Partners is also obligated to surrender or cause to be surrendered the notes, duly endorsed. Ethanol Capital Management, LLC, an affiliate of Tennessee Ethanol Partners, has shared voting and investment power over the units.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows, for our chief executive officer and our two other most highly compensated executive officers of our company, together referred to as our named executive officers, information concerning compensation earned for services in all capacities during the fiscal year ended September 30, 2007:

				Unit	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)

Revis L. Stephenson III	2007	300,000	150,000	1,202,274	23,327(2)	1,675,601
Chairman and Chief Executive Officer
Donald E. Gales	2007	250,000	125,000	177,000	18,839(3)	570,839
Chief Operating Officer and President
Richard Peterson	2007	154,807	152,500	—	19,805(4)	327,112
Vice President of Accounting and Finance and Chief Financial Officer

(1)	Values expressed represent the actual compensation cost recognized by our company for financial reporting purposes during the fiscal year ended September 30, 2007 for equity awards granted in 2007 and prior years. We calculated these amounts in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, based on the grant date fair value of the awards utilizing the assumptions set forth in Notes 1 and 5 to our consolidated financial statements included in Item 8 of our fiscal 2007 annual report on Form 10-KSB.

(2)	Amounts consist of $10,795 for the portion of the fuel, insurance and maintenance expenses cost for personal use of a company-owned vehicle, $9,807 in company contributions to the 401(k) plan and $2,725 in reimbursement of expenses for tax planning and tax return preparation.

(3)	Amounts consist of $10,666 for the portion of the fuel, insurance and maintenance expenses cost for personal use of a company-owned vehicle and $8,173 in company contributions to the 401(k) plan.

(4)	Amounts consist of $14,083 for the portion of the fuel, insurance and maintenance expenses cost for personal use of a company-owned vehicle and $5,722 in company contributions to the 401(k) plan.

Employment Agreements with Named Executive Officers

Revis L. Stephenson III.  Pursuant to Mr. Stephenson’s employment agreement, his employment commenced on April 7, 2006 and shall end on the third anniversary of the date of the agreement, unless terminated pursuant to the employment agreement. Thereafter, Mr. Stephenson’s employment shall be automatically extended for successive one-year periods unless notice of non-extension is given by either party. While Mr. Stephenson is employed by our company, Mr. Stephenson will be nominated by the board of directors to serve on the board of directors. Mr. Stephenson will receive no additional compensation for service as a director.

The agreement calls for Mr. Stephenson to receive (a) an annual base salary of $300,000 (which may be increased by our compensation committee); (b) an annual cash performance bonus (of up to $50,000 through fiscal 2007 and 25% of his base salary beginning in fiscal 2008) based on achievement of certain criteria established by our compensation committee; (c) a strategic bonus, payable in units, based on additional production of ethanol by our company; (d) the right to participate in all employee benefit plans and programs of our company; (e) use of an automobile while employed by our company; (f) reimbursement for all reasonable and necessary out-of-pocket business, travel and entertainment expenses; (g) reimbursement for reasonable fees and expenses of annual tax return preparation and planning; and (h) at least four weeks annually of paid vacation time off in accordance with the normal policies of our company.

Mr. Stephenson has agreed, as part of the employment agreement, that (a) he will not divulge our confidential information or any know-how or trade secret information conceived or originated by him during his employ; (b) he will not take a corporate opportunity from our company; (c) he will not engage in competition with our company; (d) he will not attempt to hire an employee of our company during Mr. Stephenson’s employ or during a 12-month period thereafter; (e) he will not solicit our customers or suppliers during his employ or during the 24-month period thereafter; and (f) he will disclose to, and give all rights and ownership to, us in any improvements, inventions or copyrightable material he conceives during his employ and relating to our business.

If Mr. Stephenson’s employment is terminated by our company without “cause” or by Mr. Stephenson for “good reason,” or if our company acts to preclude renewal of the agreement other than in circumstances where Mr. Stephenson is not entitled to receive any material part of his annual cash performance bonus, Mr. Stephenson shall receive certain severance payments and benefits, including: (a) a lump-sum amount equal to two times Mr. Stephenson’s annual base salary at the highest rate in effect at any time in the one-year period preceding termination of employment plus an amount equal to his target annual cash performance bonus (or two times the target bonus if the termination occurs in connection with or after a change in control); (b) health, dental and life insurance benefits for Mr. Stephenson and his dependents for a 24-month period, to the extent that such benefits were in effect at termination, unless Mr. Stephenson obtains such coverage through any other employer; (c) a payment equal to the pro rata portion of any annual cash performance bonus that would have been payable to Mr. Stephenson during the fiscal year in which the termination occurs; and (d) all other applicable post-termination benefits under benefit plans and programs then applicable to Mr. Stephenson in accordance with these plans and programs. Upon termination, Mr. Stephenson shall promptly deliver to us any and all company records and property in his possession or under his control.

On July 31, 2007, the compensation committee approved a retention bonus opportunity for Mr. Stephenson of 50% of his annual base salary in lieu of the annual cash performance bonus opportunity provided in his employment agreement for fiscal 2007. The retention bonus of $150,000 was paid to Mr. Stephenson for remaining in the employ of our company through the end of fiscal 2007.

Donald E. Gales.  Pursuant to Mr. Gales’ employment agreement, his employment commenced on April 7, 2006; on April 18, 2008, Mr. Gales resigned as our president and chief operating officer. The agreement called for Mr. Gales to receive (a) an annual base salary of $250,000; (b) an annual cash performance bonus (of up to $50,000 through fiscal 2007 and 25% of his base salary beginning in fiscal 2008) based on achievement of certain criteria established by our compensation committee; (c) a strategic bonus, payable in units, based on additional production of ethanol by our company; (d) the right to participate in all employee benefit plans and programs of our company; (e) use of an automobile while employed by our company; (f) reimbursement for expenses related to Mr. Gales’ relocation to the Minneapolis, Minnesota metropolitan area; (g) the right to receive 6,000 units at each anniversary of the effective date of the agreement, up to a maximum of 30,000 units; (h) reimbursement for all reasonable and necessary out-of-pocket business, travel and entertainment expenses; and (i) at least three weeks annually of paid vacation time off in accordance with our normal policies.

Mr. Gales agreed, as part of the employment agreement, that (a) he will not divulge our confidential information or any know-how or trade secret information conceived or originated by him during his employ; (b) he will not take a corporate opportunity from our company; (c) he will not engage in competition with our company; (d) he will not attempt to hire an employee of our company during his employ or during a 12-month period thereafter; (e) he will not solicit our customers or suppliers during his employ or during the 24-month period thereafter; and (f) he will disclose to, and give all rights and ownership to, us in any improvements, inventions or copyrightable material he conceives during his employ and relating to our business.

If Mr. Gales’ employment was terminated by our company without “cause” or by Mr. Gales for “good reason,” or if our company acted to preclude renewal of the agreement other than in circumstances where Mr. Gales was not entitled to receive any material part of his annual cash performance bonus, Mr. Gales was entitled to receive certain severance payments and benefits, including: (a) a lump-sum amount equal to Mr. Gales’ annual base salary at the highest rate in effect at any time in the one-year period preceding termination of employment, plus an amount equal to his target annual cash performance bonus (or two times the target bonus if the termination occurs in connection with or after a change in control); (b) health, dental and life insurance benefits for Mr. Gales and his dependents for a

24-month period, to the extent that such benefits were in effect at termination, unless Mr. Gales obtains such coverage through any other employer; (c) a payment equal to the pro rata portion of any annual cash performance bonus that would have been payable to Mr. Gales during the fiscal year the termination occurs; and (d) all other applicable post-termination benefits under benefit plans and programs then applicable to Mr. Gales in accordance with these plans and programs. Mr. Gales and our company agreed that for purposes of determining payments to which Mr. Gales is entitled to receive following his resignation on April 18, 2008, Mr. Gales is entitled to the severance benefits consistent with his employment agreement, which are summarized in this paragraph. Upon termination, Mr. Gales promptly delivered to us any and all company records and property in his possession or under his control.

On July 31, 2007, the compensation committee approved a retention bonus opportunity for Mr. Gales of 50% of his annual base salary in lieu of the annual cash performance bonus opportunity provided in his employment agreement for fiscal 2007. The retention bonus of $125,000 was paid to Mr. Gales for remaining in the employ of our company through fiscal 2007.

Richard R. Peterson.  On December 11, 2007, we entered into an amended and restated employment agreement with Richard Peterson. The agreement calls for Mr. Peterson to receive (a) an annual base salary of $200,000; (b) the right to participate in all employee benefit plans and programs of our company; (c) use of an automobile while employed by our company; (d) three weeks annually of paid vacation time off in accordance with our normal policies; (e) reimbursement for all reasonable and necessary out-of-pocket business, travel and entertainment expenses; and (f) an annual cash performance bonus of up to 25% of his base salary based on achievement of certain criteria established by our compensation committee.

Mr. Peterson has agreed, as part of the employment agreement, that (a) he will not divulge our confidential information or any know-how or trade secret information conceived or originated by him during his employ; (b) he will not take a corporate opportunity from our company; (c) he will not engage in competition with our company; (d) he will not attempt to hire an employee of our company during his employ or during a 24-month period thereafter; (e) he will not solicit our customers or suppliers during his employ or during the 24-month period thereafter; and (f) he will disclose to, and give all rights and ownership to, us in any improvements, inventions or copyrightable material he conceives during his employ and relating to our business.

If Mr. Peterson’s employment is terminated by our company without “cause” or by Mr. Peterson for “good reason,” Mr. Peterson shall receive certain severance payments and benefits, including (a) an amount equal to 52 weeks of Mr. Peterson’s weekly base salary at the time of termination of employment, paid in installments in accordance with our regular payroll practices; (b) a payment equal to the pro rata portion of any annual cash performance bonus that would have been payable to Mr. Peterson during the fiscal year in which the termination occurs; and (c) health, dental, disability and life insurance benefits for Mr. Peterson and his dependents for a 12-month period, to the extent that such benefits were in effect at termination, unless Mr. Peterson obtains this coverage through any other employer. In addition, if Mr. Peterson’s employment terminates for the reasons described above in connection with or within two years after a change in control, he will receive an additional 52 weeks of base salary. Upon termination, Mr. Peterson shall promptly deliver to us any and all company records and property in his possession or under his control.

On July 31, 2007, the compensation committee approved a retention bonus opportunity for Mr. Peterson of 50% of his then current annual base salary in lieu of the annual cash performance bonus opportunity provided in his employment agreement for fiscal 2007. The retention bonus of $87,500 was paid to Mr. Peterson for remaining in the employ of our company through fiscal 2007. During fiscal 2007, Mr. Peterson also received a signing bonus of $65,000.

Project Development Fee

We entered into a project development fee agreement on May 18, 2005 with Mr. Stephenson and Mr. Holmes, one of our directors, in exchange for their efforts to organize our company and develop our Nebraska plant. Under the agreement, we agreed to pay Mr. Stephenson and Mr. Holmes, together, a total fee equal to 1% of the total project cost for the Nebraska plant. Based on the $157,000,000 cost of the Nebraska plant, we issued an aggregate of

157,000 units, as the fee is payable in units valued at $10 per unit. We issued 132,000 of these units to Mr. Stephenson and 25,000 of these units to Mr. Holmes.

A majority of our disinterested directors approved the project development fee agreement, with Mr. Stephenson and Mr. Holmes abstaining. These disinterested directors had access to our legal counsel. We will require that all future transactions with Mr. Stephenson and Mr. Holmes will be no less favorable to us as those generally available from unaffiliated third parties and will also be approved by the majority of disinterested directors.

Restricted Unit Grants

Strategic Bonus Awards.  We have entered into restricted unit agreements with entities owned by Revis L. Stephenson III and Donald E. Gales pursuant to which units restricted as to transfer and subject to possible forfeiture are issued as the strategic bonuses contemplated by the employment agreements with these individuals. These agreements provide that for each additional ethanol production or co-production facility in addition to the Nebraska plant whose acquisition or construction the board of directors approves, one restricted unit will be issued to Stephenson Holdings, Inc., an entity owned by Mr. Stephenson, for each 1,000 gallons of ethanol production capacity to be acquired or built on or prior to April 3, 2009, and 0.15 restricted units will be issued to Gales Holdings, Inc., an entity owned by Mr. Gales, subject to the same ethanol capacity requirement. The maximum number of restricted units that may be issued under these agreements will be 300,000 and 45,000 units, respectively. Half of any restricted units issued will vest when the board of directors certifies operations relating to the additional production capacity, and 25% of the remaining units will vest on each of the first and second anniversaries of the certification date. Vesting will be accelerated if the applicable individual’s employment is terminated due to death or disability or by the company within a year after a change in control. On November 8, 2006, 39,000 restricted units were granted to Stephenson Holdings, Inc. and 5,850 restricted units were granted to Gales Holdings, Inc. due to our acquisition of approximately 53% of the partnership interests of Heartland Grain Fuels. In October 2007, an additional 40,000 restricted units were granted to Stephenson Holdings, Inc. and 6,000 restricted units were granted to Gales holdings, Inc. in connection with financing the expansion of production capacity at the Aberdeen, South Dakota plant.

Other Awards.  On July 31, 2007, the board of directors, upon the recommendation of the compensation committee, granted Gales Holdings, Inc., an affiliate of Mr. Gales, an award of 24,000 restricted units to complement an earlier award of 6,000 units and satisfy the company’s obligation under Mr. Gales’ employment agreement to issue up to 30,000 units to him. Of the 24,000 restricted units, 3,000 vested on October 1, 2007; the remainder of the restricted membership units were forfeited upon Mr. Gales resignation. The board of directors also granted Peterson Holdings, Inc., an affiliate of Mr. Peterson, an award of 15,000 restricted units that vest in equal installments over five years, beginning on October 1, 2007. Vesting of these awards will be accelerated if the Mr. Peterson’s employment is terminated due to death or disability or by our company without cause within a year after a change in control. The restricted unit agreements for these restricted units granted to Messrs. Gales and Peterson contain put rights, which provide the right to put back up to 40% of the vested membership units to our company at the then-current fair market value of the membership units. These rights were exercised and each put back 1,200 membership units at $14.00 per membership unit.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at September 30, 2007.

	Unit Awards
				All Equity Incentive
		Market Value of	Equity Incentive Plan	Plan Awards: Market or
	Number of Units	Units That Have	Awards: Number of	Payout Value of
	That Have Not	Not Vested	Unearned Units That	Unearned Units That
Name	Vested (#)	($)(1)	Have Not Vested (#)(2)	Have Not Vested ($)(1)

Revis L. Stephenson III	19,500(3)	273,000	293,500	4,109,200
Donald E. Gales	26,925(4)	376,950	39,150	548,100
Richard Peterson	15,000(5)	210,000	—	—

(1)	Amount shown based on a membership unit price of $14.00, which was the estimated market value of the membership units at the end of fiscal 2007.

(2)	Amounts shown represent the estimated number of additional membership units that may be earned by Mr. Stephenson under a project development fee agreement (estimated at 32,500 units) and the maximum number of additional membership units that may be earned by Mr. Stephenson (261,000 units) and by Mr. Gales under restricted unit agreements evidencing a strategic bonus awards. The terms of these awards, including the circumstances under which the units may be earned and become vested, are described above under the captions “Project Development Fee” and “Restricted Unit Grants — Strategic Bonus Awards.”

(3)	9,750 of these membership units will vest on each of November 8, 2007 and 2008.

(4)	These membership units will vest in the following amounts on the following dates. The restricted units scheduled to vest following April 18, 2008 were forfeited by Mr. Gales upon his resignation.

# Units Vesting	Date

3,000	10/1/07 and 10/1/11
1,462	11/8/07
6,000	10/1/08, 10/1/09 and 10/1/10
1,463	11/8/08

(5)	3,000 of these units will vest on each October 1 of the years 2007-2011.

Payments Upon Resignation, Retirement or Other Termination

The employment agreement for each named executive officer provides for severance payments in certain circumstances, as described above under the caption “Employment Agreements With Named Executive Officers.” The employment agreements for Messrs. Stephenson and Gales also provide that if their employment is terminated due to death or disability, we will pay an amount equal to the pro rata portion of any annual cash performance bonus that would have been payable at target performance to the individual for the fiscal year in which the termination occurs, and all other applicable post-termination benefits under benefit plans and programs then applicable to the individual in accordance with such plans and programs.

As described above under the caption “Restricted Unit Grants,” the vesting of restricted unit awards to named executive officers will accelerate if the individual’s employment is terminated due to death or disability.

Our employees, including the named executive officers, may participate in a tax-qualified 401(k) retirement plan. Under that plan, an employee may contribute up to the annual federal limitation. We match the first 5% of an employee’s contributions. The employees’ contributions and our match vest immediately.

Change in Control Arrangements

On July 31, 2007, the board of directors, upon the recommendation of the compensation committee, granted to the named executive officers and one other senior manager the right to receive membership units on the terms and conditions included in the form of change in control agreement approved by the compensation committee. The board granted Mr. Stephenson the right to receive 32,500 units, Mr. Gales, the right to received 22,000 membership units and Mr. Peterson, the right to receive 14,000 membership units if the individual’s employment is terminated by our company or our successor without cause within 60 days prior to or within two years after a change in control of our company. Mr. Gales forfeited the right to receive these units upon his resignation.

As described above under the caption “Employment Agreements With Named Executive Officers,” if a named executive officer’s employment is terminated by our company without cause or by the individual for good reason in connection with or after a change in control, the individual will receive enhanced severance benefits. As described above under the caption “Restricted Unit Grants,” the vesting of restricted unit awards to named executive officers will accelerate if the individual’s employment is terminated by our company or its successor within a year after a change in control.

For purposes of these agreements, a change in control is generally defined as (a) the acquisition by any individual, entity or group of beneficial ownership of 30% or more of our membership units, (b) certain changes in the composition of our board of directors, (c) consummation of a reorganization, merger, consolidation or statutory exchange of our membership units, (d) consummation of a sale or other disposition of all or a substantial portion of our assets or (e) in some agreements, approval by our unit holders of a complete liquidation or dissolution of us. Each of these transactions are subject to certain exceptions, including if a change of control transaction is caused by a group, acting in concert, that includes the executive.

For purposes of these agreements, “cause” is generally defined to include (a) acts of dishonesty intended to result in personal enrichment at the expense of the company, (b) unlawful conduct or gross misconduct that is materially injurious to our company, (c) conviction for a felony, (d) willful and deliberate breach of fiduciary obligations, (e) persistent failure to perform material duties, or (f) a material breach of the applicable agreement by the individual. “Good reason” is generally define to include (i) material breach of the applicable agreement by our company, (ii) a material adverse change in the individual’s duties, responsibilities or authority, (iii) failure to pay or reduction in base salary or bonus, (iv) a material adverse change in reporting relationships, (v) a failure by our company to assign or a successor to assume the applicable agreement, (vi) requiring the individual to be based more than 50 miles from Minneapolis, Minnesota, or (vii) in the case of employment agreements for Messrs. Stephenson and Gales, the individual providing notice of intent to terminate within 180 days of the first change in control to occur during the term of the agreement.

Director Compensation

In connection with their service on our board of directors, for fiscal 2007 each of our non-employee directors received a $10,000 annual retainer and an additional $250 for each meeting of the board of directors attended and $250 for each committee meeting attended. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees.

The following table shows director compensation earned for each of our non-employee directors during the fiscal year ended September 30, 2007.

	Fees Earned or	Stock		All Other
Name	Paid in Cash ($)	Awards ($)		Compensation ($)	Total ($)

Robert Bettger	12,000	—		—	12,000
Larry L. Cerny	14,250	—		—	14,250
Richard Hughes	10,750	—		—	10,750
John E. Lovegrove	16,250	—		—	16,250
Troy Otte	16,750	—		—	16,750
Keith Spohn	13,750	—		—	13,750
Robert W. Holmes	15,000	47,618	(1)	—	62,618
Dale Locken	11,417	—		—	11,417

(1)	Amount represents the actual compensation cost recognized by our company for financial reporting purposes during the fiscal year ended September 30, 2007 for an equity award granted to Mr. Holmes in consideration of project development services provided to our company. We calculated these amounts in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, based on the grant date fair value of the awards utilizing the assumptions set forth in Notes 1 and 5 to our consolidated financial statements included in Item 8 of our fiscal 2007 annual report on Form 10-KSB.

As discussed above under the caption “Project Development Fee,” Mr. Holmes was issued 25,000 units in consideration of project development services provided to the company in connection with the Nebraska plant under a project development fee agreement dated May 18, 2005.

In connection with their service on our board of directors, for fiscal 2008 each of our non-employee directors receives a $10,000 annual retainer and an additional $250 for each meeting of the board of directors attended and $250 for each committee meeting attended. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The term “promoter” is defined in Rule 405 under the Securities Act of 1933 to include, with reference to an issuer such as our company, any person who, acting alone or in conjunction with one more persons, directly or indirectly takes initiative in founding and organizing the business of the issuer, as well as any person who, in connection with the founding and organizing of the business of the issuer, directly or indirectly receives in consideration of services and/or property, 10% or more of any class of securities of the issuer or 10% or more of the proceeds from the sale of any class of such securities. The term “related person” as defined in Item 404(a) of Regulation S-B refers to our directors, executive officers, holders of more than 5% of our outstanding membership units and the immediate family members of any of those persons. Our directors, other than Dale Locken, are considered promoters of our company, having taken initiative in organizing our current business.

Related Party Transaction Approval Policy

We require that all future transactions with promoters or related persons will be no less favorable to us than those generally available from unaffiliated third parties. All future related party transactions will be approved by a majority of the disinterested directors.

In addition to compensatory transactions described under “Executive Compensation,” we have engaged in the following transactions with our promoters and related persons:

Purchase of Units from Revis L. Stephenson III and Robert W. Holmes

On June 27, 2008, we purchased 36,155 membership units from Revis L. Stephenson III, our chief executive officer and a member of our board of directors, and 6,848 membership units from Robert W. Holmes, a member of our board of directors, at a price of $10.06 per membership unit. The purchase was approved by our board of directors (other than Messrs. Stephenson and Holmes) and the purchase price was based on a valuation of our company performed by an outside valuation firm. We purchased these membership units in order to provide these individuals with sufficient cash to pay taxes due upon the vesting of the membership units granted to Messrs. Stephenson and Holmes under our project development fee agreement with them since the units they received are illiquid. In the aggregate, we purchased $363,719 of membership units from Mr. Stephenson and $68,891 of membership units from Mr. Holmes.

Convertible Promissory Notes Issued To Ethanol Investment Partners, LLC

On April 20, 2007, we entered into a note purchase agreement with Ethanol Investment Partners, LLC, an affiliate of Tennessee Ethanol Partners, L.P., an existing unitholder, pursuant to which we issued to Ethanol Investment Partners a $10 million 15% subordinated convertible promissory note. We also granted Ethanol Investment Partners an option exercisable until June 13, 2007 to purchase an additional 15% subordinated convertible promissory note of up to $25 million. On June 13, 2007, Ethanol Investment Partners exercised this option to purchase a $15.9 million 15% subordinated convertible promissory note dated June 20, 2007.

The notes bore interest at 15% per annum compounded quarterly and matured on one year from the date of issue of the second note. The principal and accrued but unpaid interest on the notes were converted automatically at maturity into the right to receive 1,894,903 membership units upon delivery to us of Ethanol Investment Partners’ signature page to our operating agreement at $16.00 per unit. Ethanol Investment Partners is also obligated to surrender or cause to be surrendered the notes, duly endorsed.

In the note purchase agreement, we agreed that, provided that a note is outstanding or has been converted into membership units, our board of directors will at our next annual meeting and thereafter for so long as Ethanol Investment Partners owns a note or the membership units issued upon conversion, require each of our directors and executive officers to (a) recommend to our members at any meeting of the members at which directors are elected, the election of one nominee of Ethanol Capital Management LLC (an affiliate of Ethanol Investment Partners) to the board, (b) vote the membership units they own or control at any time to elect the Ethanol Capital Management nominated person to the board of directors, and (c) not take any action to remove the Ethanol Capital Management nominee from the board of directors. Within ten business days of the execution of the note purchase agreement, we agreed to cause each of our directors and executive officers to execute and deliver to Ethanol Investment Partners a voting agreement evidencing these board rights. We also granted Ethanol Investment Partners board observation and inspection rights in connection with their investment.

Finally, in connection with the issuance of the note, we entered into a letter agreement with Ethanol Investment Partners pursuant to which we agreed, subject to approval from South Dakota Wheat Growers, to enter into a registration rights agreement that grants them up to two demand and unlimited piggyback registration rights under certain circumstances. We entered into this agreement on June 25, 2007.

Grain Purchases from Directors

During fiscal 2007, we made payments for corn for the operation of our Nebraska plant to several of our directors and entities associated with our directors, as summarized in the table below:

	Purchases During
Director	Fiscal 2007

Robert E. Bettger	$59,400	(1)
Richard W. Hughes	10,900	(2)
John E. Lovegrove	210,500	(3)
Troy Otte	286,800	(4)
Keith E. Spohn	42,000	(5)

(1)	Includes $43,600 in purchases from Mr. Bettger, $13,900 in purchases made from Mr. Bettger’s wife and $1,900 from a partnership owned in part by Mr. Bettger.

(2)	Includes $10,900 in purchases from a corporation controlled by Mr. Hughes.

(3)	Includes $210,500 in purchases made from a corporation controlled by Mr. Lovegrove.

(4)	Includes $40,100 in purchases from Mr. Otte and $246,700 in purchases from a limited liability company in which Mr. Otte has a 50% ownership interest.

(5)	Purchases made from a corporation controlled by Mr. Spohn.

All purchases were made at prevailing market prices at the time. Certain of these payments have been made subsequent to the end of our fiscal year and we expect that purchases will continue on market terms in the future.

Transactions With Geotechnical Services, Inc.

Larry Cerny, our former company secretary and a member of our board of directors, is the co-founder and chairman of the board of Geotechnical Services, Inc., a geotech and environmental engineering firm. During fiscal 2006 and 2007, we paid Geotechnical Services approximately $108,000 for soil testing and geotechnical investigation services and the performance of a phase I environmental site assessment update for the site of the Nebraska plant. We accepted bids from unaffiliated parties before contracting with Geotechnical Services, and a majority of disinterested directors approved the transaction.

Transactions With South Dakota Wheat Growers Association

At the closing of South Dakota Wheat Growers’ sale of its interests in Heartland Grain Fuels and Dakota Fuels to our company, we entered into a grain origination agreement with South Dakota Wheat Growers, pursuant to which South Dakota Wheat Growers will provide the corn required for the operation of the South Dakota plants, including the Aberdeen plant expansion. Subsequent to the execution of this agreement, Dale Locken, the chief executive officer of South Dakota Wheat Growers, became a member of our board of directors. During fiscal 2007, we purchased $46.5 million of corn from South Dakota Wheat Growers pursuant to this grain origination agreement. Mr. Locken has no interest in the grain origination agreement other than in his role as the chief executive officer of South Dakota Wheat Growers.

Purchases in 2006 Public Offering

Our directors, other than Dale Locken, previously participated as promoters in connection with our public offering of units that closed in March 2006. The primary purpose of that offering was to raise capital to fund construction of the Nebraska plant. In that offering, we raised a total of $60.5 million from 748 investors. All of the payments constituting our use of net offering proceeds were direct or indirect payments to persons or entities other than our directors, officers or unitholders owning 10% or more of our units, except for amounts paid to our officers for their service as employees of our company. No underwriting or other commissions were paid to our promoters (or others) in connection with that offering. To date, the proceeds have been invested primarily in the construction of our Nebraska plant, as well as for the acquisition of Indiana Renewable Fuels, LLC and general operating expenses.

Transactions With WDB, Inc. And Bettger Brothers Partnership

In 2005, we acquired an option to purchase real estate from WDB, Inc., which is owned by the brother of one of our directors, Robert Bettger. We paid $10,000 for the option, which allowed us to purchase between 75 and 112 acres for $6,000 per acre. The real estate makes up a portion of our site for the Nebraska plant. In connection with this real estate option, we entered into a planting agreement with Bettger Brothers Partnership, which is owned in part by Robert Bettger. In that agreement, Bettger Brothers Partnership agreed to change its planned crop rotation and plant soybeans for the crop year 2005 instead of hybrid seed corn in exchange for our agreement to compensate it at a rate of $190 per acre for associated lost profits and costs already incurred. We would not have had the ability to access the site if it were planted with hybrid seed corn due to the nature of the crop. By this agreement, we gained the access to the property that we required in order to prepare the site for construction. We subsequently exercised this option and purchased 112 acres from WDB, Inc. for a total of $672,000. Of the total purchase price, $604,800 was recorded as a note payable, with interest at a rate of 7% per annum, which has been paid in full. We also entered into a farm lease and security agreement with the Bettger Brothers Partnership with a term from April 30, 2006 to December 31, 2007 by which we lease approximately 70 acres to the partnership for farming purposes in exchange for 30% of all grain produced from the leased property.

These agreements may or may not be as favorable to us as those generally available from unaffiliated third parties. However, a majority of our disinterested directors ratified these agreements, and these disinterested directors had access to our legal counsel.

Transactions With Directors In Seed Capital Offering

During our seed capital offering, we issued membership units to certain investors, some of whom were directors or entities affiliated with directors. These membership units were issued in exchange for payment of a split-adjusted purchase price of $3.33 per unit. The number of units purchased by each of our directors or affiliated entities in the seed capital offering and the purchase price paid is detailed in the chart below.

	Number of Split-Adjusted Units
Name of Member	Purchased in Seed Capital Offering	Purchase Price

Revis L. Stephenson III	105,000	$350,000
Holmes Residuary Trust	90,000	300,000
Robert E. Bettger	18,000	60,000
Larry L. Cerny Trust	15,000	50,000
Richard W. Hughes	19,500	65,000
John E. Lovegrove	18,000	60,000
Troy Otte	19,500	65,000
Keith E. Spohn	15,000	50,000

Total	300,000	1,000,000

The per unit price paid by our initial directors in the seed capital offering is the same price that the units were offered to other investors in our seed capital offering. A majority of our directors approved the subscription agreements executed by each of our initial directors for the purchase of these membership units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file initial reports of membership unit ownership and reports of changes in ownership with the Securities and Exchange Commission. Our directors and officers are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for fiscal 2007, except that the following late reports were filed:

•	a Form 4 filing made on August 6, 2007 on behalf of Richard Peterson to report restricted units acquired on July 31, 2007 to be held by Peterson Holdings, Inc., an affiliate of the reporting person;

•	a Form 4 filing made on December 27, 2007 on behalf of Revis L. Stephenson III to report restricted units acquired on October 1, 2007 to be held by Stephenson Holdings, Inc., an affiliate of the reporting person;

•	a Form 4 filing made on December 27, 2007 on behalf of Donald Gales to report units acquired on April 7, 2007;

•	a Form 4 filing made on December 27, 2007 on behalf of Donald Gales to report restricted units acquired on July 31, 2007 to be held by Gales Holdings, Inc., an affiliate of the reporting person;

•	a Form 4 filing made on December 27, 2007 on behalf of Donald Gales to report restricted units acquired on October 1, 2007 to be held by Gales Holdings, Inc., an affiliate of the reporting person; and

•	a Form 3 filing made on December 28, 2007 on behalf of Perry C. Johnston to report his initial beneficial ownership of our equity securities as of August 8, 2007, and a Form 4 made on December 28, 2007 on behalf of Mr. Johnston to report restricted units effective October 1, 2007.

ADDITIONAL INFORMATION

As of the date of this proxy statement, we know of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of members, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the membership units represented by these proxies.

By Order of the Board of Directors,

/s/ Perry C. Johnston
Perry C. Johnston
Vice President, General Counsel and Company Secretary

July 1, 2008

Advanced BioEnergy	proxy

ADVANCED BIOENERGY, LLC
PROXY CARD FOR 2008 REGULAR MEETING OF MEMBERS
Solicited on Behalf of the Board of Directors of Advanced BioEnergy, LLC
The undersigned holder(s) of membership units of Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), hereby appoint(s) Revis L. Stephenson III and Richard Peterson, and each or either of them, attorneys and proxies of the undersigned, with power of substitution, to vote all of the membership units that the undersigned are entitled to vote at the Company’s regular meeting of members to be held at the Fillmore County Fairgrounds Agriculture Building, located at North 5th Street and K Street, Geneva Nebraska, 68361, on August 11, 2008, 10:00 a.m. central time, and at any adjournment thereof, as follows:
See reverse for voting instructions.

òPlease detach hereò

1. Election of Directors
INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the individual’s name below.

Group I Directors	Group II Directors	Group III Directors
Scott Brittenham	Robert W. Holmes	Revis L. Stephenson III
Larry L. Cerny	Troy Otte	John E. Lovegrove
Dale Locken	Keith E. Spohn	Thomas A. Ravencroft

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

2. Approval of the proposal to ratify the selection of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3. In their discretion, the attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.	☐	GRANT AUTHORITY to vote			☐	WITHHOLD AUTHORITY to vote

A vote for the nominees in proposal 1 and for proposal 2, and granting the proxies discretionary authority, is recommended by the Company’s board of directors. When properly executed, this proxy will be voted in the manner directed by the undersigned member(s). If no direction is given, the proxy will be voted for the nominees in proposal 1 and for proposal 2, and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. Proxies marked abstain are counted only for purposes of determining whether a quorum is present at the meeting.

Dated

Signature(s)
Please date and sign exactly as name(s) appear(s) on your membership unit certificate(s). If membership units are held jointly, each owner should sign this proxy. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the member is a corporation or other business entity, the proxy should indicate the full legal name of the corporation or entity, and be signed by a duly authorized officer (indicating his or her position).